EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Boyd Gaming Corporation and Subsidiaries:

We consent to the incorporation by reference in Registration Statements No. 333-17941, No. 333-68130, No. 333-79895 and No. 333-90840 of Boyd Gaming Corporation on Form S-8, Amendment No. 1 to Registration Statement No. 333-89774 of Boyd Gaming Corporation on Form S-4 and Registration Statement No. 333-103023 of Boyd Gaming Corporation on Form S-4 and of our report dated February 7, 2003, appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Las Vegas, Nevada

March 24, 2003